Skullcandy Reports Third Quarter 16% Net Sales Growth
PARK CITY, UTAH – November 5, 2015 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the third quarter ended September 30, 2015.
Third quarter 2015 reported results versus the same quarter a year ago

•	Net sales: $67.2 million vs. $58.1 million, up 16% (up 19% currency neutral)

•	Gross margin: 41.0% vs. 45.3%, down 430 basis points (down 272 basis points currency neutral)

•	Selling, general and administrative expense (SG&A): $24.5 million vs. $22.7 million, up 8%

•	SG&A expense as a percent of net sales: 36.4% vs. 39.2%

•	Operating income: $3.1 million vs. $3.6 million, down $0.5 million (up 29% currency neutral)

•	Earnings per share $0.08, up 8% (up 29% currency neutral)

“Our third quarter performance was highlighted by twenty two percent net sales growth in the U.S. and fourteen percent constant currency net sales growth in our international markets. Our product innovation, demand creation and distribution strategies are resonating with Skullcandy and Astro consumers around the world,” said Hoby Darling, President and Chief Executive Officer. “Our deep relationship with our consumer, coupled with our ability to be nimble and quick to market allows us to serve our consumer innovative and creative products that align with current trends. Our new Skullcandy wireless ear buds and headphones are a great example and an awesome addition to our existing product lineup that already includes several of the best-selling styles at retail. Strong sell-through of our new wireless products and increased year over year sales of our traditional wired products contributed to Skullcandy being the number one chosen headphones in the US for the fourth consecutive quarter. At the same time, Astro continues to dominate the high end of the gaming market with its leading portfolio of next-generation compatible headsets that now include Halo 5 and Call of Duty licensed editions. We remain very confident in the strategic course that we have set for the Company.”
Net sales in the third quarter of 2015 increased 16% to $67.2 million from $58.1 million in the same quarter a year ago, or an increase of 19% on a currency neutral basis. Domestic (U.S.) net sales increased 22% to $47.0 million from $38.5 million in the same quarter a year ago, due to increases in both Audio and Gaming categories. International (Non U.S.) net sales increased 3% to $20.2 million from $19.5 million in the same quarter a year ago, or an increase of 14% on a currency neutral basis, primarily due to increased audio product sales in India, Australia, China and increased gaming product sales in Europe.
Gross profit in the third quarter of 2015 increased 5% to $27.6 million from $26.3 million in the same quarter a year ago, or an increase of 12% on a currency neutral basis. Gross margin decreased to 41.0% in the third quarter of 2015 from 45.3% in the same quarter a year ago primarily due to approximately 160 basis points of negative foreign currency effects and product mix shift towards generally lower margin wireless and gaming products.
Selling, general and administrative (SG&A) expenses in the third quarter of 2015 increased 8% to $24.5 million from $22.7 million in the same quarter a year ago, or an increase of 10% on a currency neutral basis. The increase in SG&A expenses is primarily due to increases in demand creation, research and innovation, personnel, and in-store display depreciation expenses, partially offset by a decrease in foreign sales tax. As a percentage of net sales, SG&A expenses decreased 280 basis points to 36.4% as compared to 39.2% in the same quarter a year ago.
Operating income in the third quarter of 2015 was $3.1 million compared to $3.6 million in the same quarter a year ago, but was up 29% on a currency neutral basis. This slight decrease in operating income is due to a lower gross margin percentage and increased SG&A expenses to fund future growth, partially offset by net sales.
Net income in the third quarter of 2015 was $2.3 million, or $0.08 per share, based on 28.8 million weighted average diluted common shares outstanding. Net income in the same quarter a year ago was $2.1 million, or $0.07 per share, based on 28.5 million weighted average diluted common shares outstanding. On a currency neutral basis, net income increased 30%.

*"Currency neutral basis," assumes the foreign exchange rates in effect for the three months ended September 30, 2015 were in effect for the three months ended September 30, 2014 and that neither period receives the effect of foreign currency related income or expense. See the supplemental financial information for additional information regarding currency neutral basis.
Balance Sheet Highlights
As of September 30, 2015, cash, cash equivalents, and short-term investments totaled $13.9 million compared to $36.6 million as of December 31, 2014. This decrease mostly reflects the Company’s implementation of accelerated payment programs with certain contract manufacturers that began during the second quarter of 2015. In part due to the accelerated payment programs, our Accounts Payable and Accrued Liabilities decreased $11.6 million and $10.4 million from December 31, 2014 to September 30, 2015, respectively. The Company expects to realize product cost reductions and gross margin benefits as a result of such accelerated payment programs. Furthermore, the decrease in cash, cash equivalents, and short-term investments was also due to payments for in-store displays that were placed into service. The Company continued to have no outstanding debt. Accounts receivable, net decreased 12% to $65.5 million as of September 30, 2015 from $74.4 million as of December 31, 2014. Inventories, net increased 14% to $62.5 million as of September 30, 2015 from $55.0 million as of December 31, 2014.
2015 Full Year and Fourth Quarter Financial Outlook
For the full year 2015, the Company forecasts net sales to increase 10-11% over 2014 levels, or approximately 13% on a constant currency basis, and net income on a U.S. GAAP fully-diluted per share basis of a range of $0.37 to $0.39, an increase of 42% over 2014 levels, or approximately 82% on a constant currency basis.
For the fourth quarter of 2015, the Company forecasts net sales to increase 5-7% over 2014 levels, or approximately 9% on a constant currency basis, and net income on a U.S. GAAP fully-diluted per share basis of a range of $0.38 to $0.40, an increase of 49% over 2014 levels, or approximately 65% on a constant currency basis.
Call Information
A conference call to discuss the third quarter of 2015 results is scheduled for today, November 5, 2015, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through November 13, 2015. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 116963.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones, earbuds, speakers and other accessories under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy launched in 2003 and quickly became an international audio brand by bringing innovation, bold color, character and performance to an otherwise monochromatic audio space. Skullcandy products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the Company's websites at www.skullcandy.com and www.astrogaming.com. Skullcandy offers a wide array of styles and price points and are expanding into complementary audio products and categories such as sports performance, women's and wireless offerings, as well as partnerships with leading manufacturers to license the Skullcandy brand.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2014 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2015 and our 2015 10-Qs. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands of dollars)
(unaudited)

	Three months ended September 30,
	2015	2014	% Change	% Change Currency Neutral
Net sales	$67,168	$58,055	16%	19%
Gross profit	27,553	26,324	5%	12%
Selling, general and administrative expenses	24,471	22,741	8%	10%
Income from operations	3,082	3,583	(14)%	29%
Net income attributable to Skullcandy, Inc.	$2,301	$2,106	9%	30%
Diluted earnings per share	$0.08	$0.07	14%	29%

Skullcandy is a global company and reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the United States (“GAAP”). Foreign currency exchange rate fluctuations impact the amounts reported by Skullcandy from translating its operating results into U.S. dollars, and from entering various transactions denominated in different currencies.

*These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure.  Currency neutral financial information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2015 apply to the period against which such results are being compared). We use currency neutral information to provide a framework to assess how our business performed.

Certain amounts included in the calculations of currency neutral operating results, which constitute non-GAAP measures, are subject to management allocations and assumptions. The company believes the presentation of information on currency neutral basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net sales	$67,168	$58,055	$171,359	$150,996
Cost of goods sold	39,615	31,731	100,249	82,280
Gross profit	27,553	26,324	71,110	68,716
Selling, general and administrative expenses	24,471	22,741	70,651	67,749
Income from operations	3,082	3,583	459	967
Other expense	261	934	1,144	729
Interest (income) expense	(1)	(9)	(12)	183
Income (loss) before income taxes and noncontrolling interest	2,822	2,658	(673)	55
Income tax expense (benefit)	697	507	(116)	(284)
Net income (loss)	2,125	2,151	(557)	339
Net income (loss) attributable to noncontrolling interest	(176)	45	(344)	124
Net income (loss) attributable to Skullcandy, Inc.	$2,301	$2,106	$(213)	$215
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.08	$0.07	$(0.01)	$0.01
Diluted	0.08	0.07	(0.01)	0.01
Weighted average common shares outstanding
Basic	28,477,595	28,135,731	28,375,055	28,005,875
Diluted	28,754,262	28,487,657	28,375,055	28,424,555

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$10,354	$21,623
Short-term investments	3,541	15,010
Total cash, cash equivalents, and short-term investments	13,895	36,633
Accounts receivable, net	65,471	74,358
Inventories, net	62,478	54,981
Prepaid expenses and other current assets	7,628	4,050
Current deferred tax assets	4,163	3,052
Total current assets	153,635	173,074
Property and equipment, net	14,624	12,911
Intangibles	7,778	8,814
Goodwill	13,867	13,867
Deferred financing fees	34	41
Non-current deferred tax assets	1,390	3,459
Total assets	$191,328	$212,166
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,700	$27,309
Accrued liabilities	18,713	29,161
Current deferred tax liabilities	524	184
Total current liabilities	34,937	56,654
Non-current deferred tax liabilities	1,288	1,418
Other non-current liabilities	1,008	557
Total liabilities	37,233	58,629
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	137,583	136,132
Accumulated other comprehensive loss	(960)	(625)
Retained earnings	60,567	60,781
Total stockholders’ equity	153,899	152,997
Noncontrolling interest	196	540
Total Skullcandy stockholders’ equity	154,095	153,537
Total liabilities and Skullcandy stockholders’ equity	$191,328	$212,166

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(557)	$339
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,002	7,020
Loss on disposal of property and equipment and intangible assets	64	690
Provision for doubtful accounts, net	311	618
Deferred income taxes	843	(2,419)
Non-cash interest expense	7	186
Amortization of stock-based compensation expense	3,178	2,591
Foreign currency remeasurement losses	1,594	382
Changes in operating assets and liabilities:
Accounts receivable	7,600	3,865
Inventories	(8,289)	(24,191)
Prepaid expenses and other current assets	(4,189)	(2,286)
Accounts payable	(10,485)	17,133
Accrued liabilities	(12,428)	1,421
Net cash (used in) provided by operating activities	(14,349)	5,349
Cash flows from investing activities:
Purchase of property and equipment	(8,206)	(5,766)
Purchases of short-term investments	—	(15,000)
Proceeds from sale of short-term investments	11,488	—
Net cash provided by (used in) investing activities	3,282	(20,766)
Cash flows from financing activities:
Debt issuance costs	—	(5)
Proceeds from exercise of stock options	359	1,777
Taxes paid related net share settlement of equity awards	(462)	—
Income tax benefit (detriment) from share based compensation	135	(394)
Net cash provided by financing activities	32	1,378
Effect of exchange rate changes on cash and cash equivalents	(234)	(78)
Net decrease in cash and cash equivalents	(11,269)	(14,117)
Cash and cash equivalents, beginning of period	21,623	38,835
Cash and cash equivalents, end of period	$10,354	$24,718
Supplemental cash flow information:
Cash paid for income tax	$3,779	$1,430
Supplemental non-cash activities:
Purchases of property and equipment financed through accounts payable	$627	$—

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

The table below summarizes information about reportable segments for the three and nine months ended September 30, 2015 and 2014 (in thousands):

	Three months ended September 30,
	2015	2014	$ Change	% Change
Net sales:
Domestic	$46,976	$38,521	$8,455	22%
International	20,192	19,534	658	3%
Total net sales	$67,168	$58,055	$9,113	16%

	Three months ended September 30,
	2015	2014	$ Change	% Change
Gross profit:
Domestic	$20,044	$17,185	$2,859	17%
International	7,509	9,139	(1,630)	(18)%
Total gross profit	$27,553	$26,324	$1,229	5%

	Three months ended September 30,
	2015	2014	Basis Point Change
Gross margin %:
Domestic	42.7%	44.6%	(190)
International	37.2%	46.8%	(960)
Total gross margin	41.0%	45.3%	(430)

	Nine Months Ended September 30,
	2015	2014	$ Change	% Change
Net sales:
Domestic	$119,380	$104,102	$15,278	15%
International	51,979	46,894	5,085	11%
Total net sales	$171,359	$150,996	$20,363	13%

	Nine Months Ended September 30,
	2015	2014	$ Change	% Change
Gross profit:
Domestic	$50,478	$47,120	$3,358	7%
International	20,632	21,596	(964)	(4)%
Total gross profit	$71,110	$68,716	$2,394	3%

	Nine Months Ended September 30,
	2015	2014	Basis Point Change
Gross margin %:
Domestic	42.3%	45.3%	(300)
International	39.7%	46.1%	(640)
Total gross margin	41.5%	45.5%	(400)